Exhibit 99.1
News Release
F r o m   N u a n c e  C o m m u n i c a t i o n s

For Immediate Release

Contacts:

Richard Mack Nuance Communications, Inc. Tel: 781-565-5000 Email: richard.mack@nuance.com	Sharon Stern / Andrea Priest Joele Frank, Wilkinson Brimmer Katcher Tel: 212-355-4449 Email: sstern@joelefrank.com
Nuance Makes Tender Offer to Acquire Zi Corporation
for US$0.40 per share in Cash
BURLINGTON, Mass., November 26, 2008 — Nuance Communications, Inc. (NASDAQ: NUAN) today commenced a cash tender offer to purchase all of the outstanding shares of Zi Corporation (NASDAQ: ZICA, TSX: ZIC) for US$0.40 per share in cash, in furtherance of its previously announced acquisition proposal for a total transaction value of approximately US$20 million.
The tender offer is scheduled to expire at 5:00 p.m. MT on Wednesday, December 31, 2008. The offer is subject to the terms, conditions and other details set forth in the offering documents that Nuance has filed with the U.S. Securities and Exchange Commission (SEC) and applicable Canadian provincial securities commissions.
The US$0.40 per share cash offer represents a 25 percent premium over the closing price of Zi common shares on NASDAQ on August 13, 2008, the last trading day prior to the public disclosure of Nuance’s initial proposal to Zi’s Board of Directors, and a 38 percent premium over the closing price of Zi common shares on November 25, 2008. The offer will be financed though Nuance’s existing cash on hand.
“We continue to believe that our all cash offer is a compelling opportunity to create value for the stakeholders of both companies,” said Paul Ricci, chairman and CEO of Nuance. “Our revised offer reflects recent adverse changes in market conditions and in Nuance’s assessment of Zi’s valuation following completion of a due diligence review. While we had hoped to work cooperatively with Zi’s board, we are confident that Zi shareholders, when given the chance to reach their own conclusion, will recognize the immediate value and attractive liquidity opportunity this proposal represents and will tender their shares in favor of our offer.”
The offering documents, including an offer and take-over bid circular and a related letter of transmittal, describing the tender offer and the means for Zi shareholders to tender their common shares of Zi into the tender offer will be mailed to Zi common shareholders shortly. In addition, Zi shareholders may obtain copies of all of the offering documents, including the offer and take-over bid circular (and the related letter of transmittal), free of charge at the SEC’s website (www.sec.gov); the Canadian Securities Adminstrators’ Website (www.sedar.com); or by directing a request to Nuance’s information agent, Georgeson, in the United States at (800) 733-6209 and for banks and brokers at (212) 440-9800 and in Canada at (800) 733-6209.

About Nuance Communications
Nuance (NASDAQ: NUAN) is a leading provider of speech and imaging solutions for businesses and consumers around the world. Its technologies, applications and services make the user experience more compelling by transforming the way people interact with information and how they create, share and use documents. Every day, millions of users and thousands of businesses experience Nuance’s proven applications and professional services. For more information, please visit www.nuance.com.
Nuance and the Nuance logo are trademarks or registered trademarks of Nuance Communications, Inc. or its affiliates in the United States and/or other countries. All other company names or product names may be the trademarks of their respective owners.
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This release is not a recommendation, an offer to purchase or a solicitation of an offer to sell shares of Zi. Nuance has not yet commenced an offer to purchase, or commenced a tender offer for, Zi common shares described in this announcement. Nuance intends to make the offer by way of an announcement that will be published on November 26, 2008. Nuance will file with the applicable provincial securities regulatory authorities in Canada an offer to purchase, take-over bid circular, letter of transmittal, notice of guaranteed delivery and other related documents; and with the U.S. Securities and Exchange Commission (the “SEC”) a tender offer statement on Schedule TO and related exhibits, including the offer to purchase, take-over bid circular, letter of transmittal, notice of guaranteed delivery and other related documents. Following the making of the offer, Zi will mail to holders of common shares of Zi and file with applicable provincial securities regulatory authorities in Canada and the SEC a solicitation/recommendation statement (on Schedule 14D-9 in the case of the SEC). Shareholders should read the offer to purchase, the take-over bid circular, letter of transmittal, notice of guaranteed delivery, solicitation/recommendation statement and the tender offer statement on Schedule TO, including all related exhibits, and other related documents when such documents are filed and become available, as they will contain important information about the offer. Zi shareholders may obtain these documents free of charge when filed from the The System for Electronic Document Analysis and Retrieval (“SEDAR”) at www.sedar.com and the SEC’s website at www.sec.gov; or from Nuance’s information agent, Georgeson, in the United States toll free at (800) 733-6209 or (banks and brokers) (212) 440-9800 and in Canada at (800) 733-6209 or from Nuance by directing a written request to Nuance, at 1 Wayside Road, Burlington, Massachusetts 01803, Attn: Investor Relations.
Safe Harbor and Forward-Looking Statements
Certain statements in this release are “forward-looking statements” and are based on current expectations and assumptions that are subject to risks and uncertainties. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” or similar expressions) should be considered to be forward-looking statements. Actual results could differ materially because of factors such as Nuance’s ability to achieve the synergies and value creation contemplated by the proposed transaction, the failure to satisfy the conditions to the offer set forth in the offering documents, Nuance’s ability to promptly and effectively integrate the businesses of Zi and Nuance, the timing to consummate the proposed transaction, any necessary actions to obtain required third party approvals and consents, and the diversion of management time on transaction-related issues and the other factors described in Nuance’s annual report on Form 10-K for the fiscal year ended September 30, 2007 and Nuance’s quarterly reports on Form 10-Q filed with the Securities and Exchange Commission. Nuance disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this document except as required by law.